LAW.COM AND AMERICAN LAWYER MEDIA
                    ANNOUNCE AGREEMENT CREATING DOMINANT LAW
                             DESTINATION ON THE WEB

        Law.com and American Lawyer Media to Merge Web Assets and Content
             Under the law.com Brand in Wide-Ranging Deal Focused on
                       $130 Billion Legal Services Market

NEW YORK (July 27, 1999) - Law.com, a leading Web law resource for information, e-commerce and e-services, and American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, today announced a sweeping strategic alliance, aimed at creating a single, comprehensive destination for legal information and e-law services on the Web, under the law.com brand.

Under the terms of the agreement, ALM will merge its Web-related legal assets, including ALM's Law News Network (lawnewsnetwork.com) and other national and regional legal Web sites associated with ALM publications, into Law.com's Web offerings. These sites, which are targeted primarily at legal professionals and collectively generate more than 3.5 million page views each month, will be owned and operated by Law.com. They will continue their editorial affiliation with their respective publications under an exclusive content licensing and operating agreement between the companies. The agreement also covers joint cross-selling of advertising and sponsorships between law.com and all ALM properties.

Both ALM and Law.com are owned by U.S. Equity Partners, L.P., a private equity investment fund sponsored by Wasserstein Perella & Co. Financial terms of the agreement were not disclosed.

"Last year, more than $130 billion was spent on legal services in the U.S., a market in which the Web potential remains untapped," said Anup Bagaria, a vice president at Wasserstein Perella & Co. "Through this agreement, law.com has gained exclusive access to the branded content of the legal industry's most respected source of professional news and information. This agreement will give law.com the critical mass in content and services required to deliver premier e-law


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services to consumers, business people and legal professionals. This combination also creates a unique vehicle for advertisers seeking to reach this highly affluent and influential user group online."

"Our alliance with law.com represents a significant step forward in the fulfillment of our strategy to become the leading supplier of branded legal content to the broadest possible audience on the Web," said William Pollak, president and CEO of ALM. "This will allow our award-winning publications to focus on their editorial mission, while supporting our efforts to expand into new publishing areas, both inside and outside the legal industry."

Law.com, which launched in January 1999, is the Web's fastest-growing legal destination, connecting lawyers, legal professionals, law students, business people and consumers with legal information, resources and services. Visitors to law.com can do research through law.com's proprietary law guides, track breaking developments in the law, locate a lawyer in their state or region, or explore nationwide job openings in the legal industry.

Earlier this month, Law.com announced a merger with LawStuff, Inc., the operator of lawstuffusa.com. Lawstuffusa.com and a soon-to-be released site serving the professional legal market, will comprise the world's largest online law bookstores, serving students, legal professionals and librarians. The sites provide 24-hour access to discounted legal textbooks, software, study guides, casebooks and reference works, with online search capabilities, one-click ordering and access to a comprehensive listing of complementary products.

Headquartered in New York City, ALM is a leading integrated media company. ALM currently owns and publishes 21 national and regional legal magazines and newspapers, including The

American Lawyer and The National Law Journal. The Daily Deal, a new ALM daily newspaper and Web site focused on transactions and deal-makers, is scheduled to launch in September, 1999. ALM's other businesses include book and newsletter publishing, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM was formed in 1997 by U.S. Equity Partners, L.P.

Based in New York City, U.S. Equity Partners, L.P. is a private equity investment fund sponsored by Wasserstein Perella & Co. Wasserstein Perella, a leading international investment


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                                                            ALM/law.com Alliance
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bank, provides extensive advisory services to the media industry and has offices in New York, Chicago, Los Angeles, San Francisco, Dallas, London, Paris, Frankfurt and Tokyo.

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